Exhibit 5.1

July 12, 2012

Bazaarvoice, Inc.

3900 N. Capital of Texas Highway

Suite 300

Austin, Texas 78746-3211

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (Registration No. 333- 182382), as amended and as may be subsequently amended (the “Registration Statement”), filed by Bazaarvoice, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company’s common stock, $0.0001 par value per share (the “Shares”). The Shares to be issued and sold by the Company as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form of which is filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”), including the Shares to be issued and sold by the Company in the event of the underwriters’ exercise of an over-allotment option granted by the Company to the underwriters of the offering, are referred to herein as the “Company Shares” and the Shares to be sold by the selling stockholders identified in the Registration Statement pursuant to the Underwriting Agreement are herein referred to as the “Secondary Shares.” We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement. As legal counsel for the Company, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale of the Shares.

As legal counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion (1) that the Company Shares, when issued, sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, and (2) that the Secondary Shares have been validly issued, fully paid and are non-assessable; provided, however, with respect to those shares to be sold by certain of the selling stockholders that will be issued upon the exercise of options prior to the completion of the firm offering such shares will be validly issued, fully paid and non-assessable upon exercise in compliance with the terms of the options pursuant to which such shares are to be issued.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation